Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-4/A of Gildan Activewear Inc. of our report dated February 14, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Hanesbrands Inc.'s Annual Report on Form 10-K for the year ended December 28, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Greensboro, NC
October 3, 2025